As filed with the Securities and Exchange Commission on May 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

(Exact name of Registrant as specified in its charter)

AU OPTRONICS CORP.

(Translation of Registrant’s name into English)

Republic of China	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Li-Hsin Road 2

Hsinchu Science Park

Hsinchu, Taiwan

Republic Of China

+886-3-500-8800

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address, and telephone number of agent for service)

Copy to:

James C. Lin, Esq.

Davis Polk & Wardwell LLP

c/o 18th Floor, The Hong Kong Club Building

3A Chater Road

Hong Kong

+852-2533-3300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Shares, par value NT$10 per share(2)
(1)	This registration statement covers an indeterminate number of common shares as may from time to time be issued at indeterminate prices, in U.S. dollars or the equivalent thereof in any other currency. The Registrant is deferring payment of the registration fee in accordance with Rules 456(b) and 457(r) under the Securities Act.
(2)	A separate registration statement on Form F-6 (Registration No. 333-170665) has been filed with respect to American depositary shares issuable upon deposit of common shares of the Registrant. Each American depositary share represents 10 common shares of the Registrant.

PROSPECTUS

AU Optronics Corp.

(Incorporated as a company limited by shares in the Republic of China)

Common Shares

American Depositary Shares

We may, from time to time, offer and sell common shares, par value NT$10 per share, or American depositary shares, each representing 10 common shares and commonly referred to as ADSs, on terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities.

We may offer and sell these securities directly to you or through one or more underwriters, dealers or agents, or through a combination of these methods. If any underwriter, dealer or agent is involved in the sale of any securities offered by this prospectus, we will name them and describe their compensation in the applicable prospectus supplement.

Our ADSs are listed on the New York Stock Exchange under the symbol “AUO.” Our common shares are listed on the Taiwan Stock Exchange under the stock code “2409.”

Investing in our securities involves risks. See “Risk Factors” on page 2 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Prospectus dated May 2, 2013.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a shelf registration process. Under this process, we may, from time to time, offer and sell common shares or ADSs in one or more offerings.

This prospectus only provides you with a general description of the securities that we may offer. Each time securities are offered under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus and the applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise stated, the information contained in this prospectus is accurate as of the date on the front cover and the information incorporated by reference into this prospectus is accurate as of the date of the relevant document incorporated by reference. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any other date.

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, the applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

When used in this prospectus, the following terms:

•	“ADRs” refers to American depositary receipts evidencing our ADSs;

•	“ADSs” refers to our American depositary shares, each representing 10 common shares, par value NT$10 per share, of our company;

•

“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan;

•	“LCD” refers to liquid crystal display;

•	“mobile PCs” refers to one of our main product categories which primarily includes notebooks, tablets and similar products;

•	“NT dollar” or “NT$” refers to New Taiwan dollars, the lawful currency of the ROC;

•	“Taiwan” or the “ROC” refers to the island of Taiwan and other areas under the effective control of the Republic of China;

•	“TFT-LCD” refers to thin film transistor liquid crystal display; and

•	“we,” “us,” “our company” and “our” refer to AU Optronics Corp. and, unless otherwise stated or the context otherwise requires, its subsidiaries.

For your convenience, this prospectus contains translations of certain NT dollar amounts into U.S. dollar amounts at a rate of NT$29.81 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 29, 2013, unless otherwise stated. We make no representation that any NT dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or NT dollars, as the case may be, at any particular rate, or at all.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee from the SEC. Please visit the SEC’s website at www.sec.gov for further information on the SEC’s public reference room.

Our website address is http://www.auo.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the ADRs and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and our annual audited consolidated financial statements, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2012 filed with the SEC on March 15, 2013;

•	Our reports on Form 6-K furnished to the SEC on April 25, 2013 and May 2, 2013; and

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All our future annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC on or after the date on which the registration statement is first filed with the SEC and until all of the securities offered by this prospectus are sold.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

AU Optronics Corp.

1 Li-Hsin Road 2

Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

+886-3-500-8800

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “believe,” “intend,” “seek,” “is/are likely to” and similar expressions. These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including, among other things and not limited to:

•	the cyclical nature of our industry;

•	further declines in average selling prices;

•	our ability to comply with the applicable covenants under the terms of our debt instruments;

•	litigation and regulatory investigations against us;

•	our dependence on introducing new products on a timely basis;

•	our dependence on growth in the demand for our products;

•	our continued ability to achieve high capacity utilization rates;

•	our ability to effectively manage inventories;

•	our dependence on a small number of customers for a substantial portion of our net sales;

•	our ability to allocate capacity efficiently and in a timely manner;

•	implementation of our expansion plans and our ability to obtain capital resources for our planned growth;

•	our ability to compete effectively;

•	our dependence on the outsourcing of manufacturing by brand companies to original equipment manufacturing service providers;

•	our ability to expand into new businesses, industries or internationally and to undertake mergers, acquisitions, investments or divestments;

•	changes in the accounting standard as required by the ROC government;

•	our dependence on key personnel;

•	our relationship with our affiliates;

•	our ability to acquire sufficient raw materials and key components and obtain equipment and services from our suppliers in suitable quantity and quality;

•	changes in technology and competing products;

•	possible disruptions in commercial activities caused by natural and human-induced disasters, including terrorist activity and armed conflict;

•	general political, economic, financial and regulatory conditions;

•	fluctuations in foreign currency exchange rates; and

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other factors set forth under the heading “Item 3. Key Information—3.D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated into this prospectus by reference, and, if applicable, under the heading “Risk Factors” in the applicable prospectus supplement.

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The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

OUR COMPANY

Overview

We are one of the world’s leading TFT-LCD panel providers. We design, develop, manufacture, assemble and market flat panel displays and most of our products are TFT-LCD panels. TFT-LCD is currently the most widely used flat panel display technology. Our panels are primarily used in mobile PCs, monitors, consumer electronics products (such as mobile phones, digital still cameras, portable navigation displays, automobile displays and industrial displays) and televisions, among other products. We entered the solar business at the end of 2008, and have established a vertically integrated solar value chain, including manufacturing and branding capabilities for our solar products. We manufacture upstream and midstream products such as polysilicon, ingots, wafers and solar cells. We design, develop and manufacture solar photovoltaic modules as well as produce solar photovoltaic systems and provide various value-added services for solar photovoltaic systems projects.

We manufacture TFT-LCD panels at fabrication facilities commonly known as “fabs.” We were one of the first TFT-LCD manufacturers in Taiwan to commence commercial production at a fifth-generation fab. We believe we were the first TFT-LCD manufacturer in Taiwan to commence production at a sixth-generation and 7.5-generation fab. We also were the first TFT-LCD manufacturer in Taiwan to operate an 8.5-generation fab. New generations of TFT-LCD fabs are equipped to process larger sheets of substrates. For example, our 7.5-generation fabs are designed to process substrates with dimensions of up to 1,950 x 2,250 millimeters, and our 8.5-generation fabs are designed to process substrates with dimensions of up to 2,200 x 2,500 millimeters.

With production facilities utilizing 3.5-, fourth-, 4.5-, fifth-, sixth-, 7.5- and 8.5-generation technologies, we have the flexibility to produce a large number of panels of various sizes. We currently operate three 3.5-generation fabs, one fourth-generation fab, one 4.5-generation fab, four fifth-generation fabs, two sixth-generation fabs, two 7.5-generation fabs and two 8.5-generation fabs. All of these fabs have commenced commercial production.

Our existing principal operations for our display business and solar business are located at seven principal manufacturing sites in Taiwan, three module-assembly sites in the PRC, three manufacturing sites in Japan, two module-assembly sites in Europe and one manufacturing site in Singapore.

For the year ended December 31, 2012, net sales generated from our display business and solar business were NT$367.1 billion (US$12.3 billion) and NT$11.4 billion (US$0.4 billion), respectively, representing approximately 97.0% and 3.0% of our total net sales, respectively.

Corporate Information

We were incorporated as Acer Display Technology, Inc. (“Acer Display”) under the laws of the ROC as a company limited by shares in 1996. The shares of Acer Display were listed on the Taiwan Stock Exchange on September 8, 2000.

We changed our name to AU Optronics Corp. on May 22, 2001 and we completed a merger with Unipac Optoelectronics Corporation, a company incorporated in the ROC (“Unipac”), on September 1, 2001. Prior to the merger, Acer Display was primarily involved in the design, development, production and marketing of large-size TFT-LCD panels and Unipac was primarily involved in the design, production and marketing of both small and medium-size and large-size TFT-LCD panels.

On October 1, 2006, we completed a merger with Quanta Display Inc., a company incorporated in the ROC that manufactured and assembled TFT-LCD panels.

Our ADSs have been listed on the New York Stock Exchange since May 2002.

Our principal executive offices are located at 1 Li-Hsin Road 2, Hsinchu Science Park, Hsinchu, Taiwan, Republic of China, and our telephone number is +886-3-500-8800. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

RISK FACTORS

Investing in our securities involves risk. See the risk factors set forth under the heading “Item 3. Key Information—3.D. Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated into this prospectus by reference, and, if applicable, the risk factors set forth under the heading “Risk Factors” in the applicable prospectus supplement.

Before making an investment decision, you should carefully consider these risks as well as other information we include in or incorporate by reference into this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Our capitalization will be set forth in the applicable prospectus supplement or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DESCRIPTION OF COMMON SHARES

The following summary describes certain provisions of our articles of incorporation, the ROC Securities and Exchange Law, the regulations promulgated under the ROC Securities and Exchange Law and the ROC Company Law relating to our common shares. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our articles of incorporation, which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

General

According to our articles of incorporation, our authorized share capital is NT$120 billion, divided into 12 billion common shares, and 100,000,000 common shares are reserved for issuance of common shares upon exercise of our employee stock options. As of February 28, 2013, 8,827,045,535 common shares were issued and outstanding. Except for 189,090,717 common shares, all of our outstanding common shares are listed on the Taiwan Stock Exchange.

All common shares presently issued, including those underlying our existing ADSs, are fully paid and in registered form, and existing shareholders are not obligated to contribute additional capital.

In October 2010, we issued US$800 million unsecured zero coupon convertible bonds due 2015. The bonds are convertible by holders into our common shares at any time until 10 days before maturity. The current conversion price is NT$39.90 per common share. As of December 31, 2012, none of the bonds had been converted into our common shares, and the bonds had an outstanding amount of US$700 million. Upon full conversion at the current conversion price, the outstanding bonds would be converted into 539,964,912 common shares, representing approximately 6.1% of our outstanding common shares as of December 31, 2012.

New Common Shares and Preemptive Rights

The issuance of new common shares requires the prior approval of our board of directors. If our issuance of any new common shares will result in any change in our authorized share capital, we are required under ROC law to amend our articles of incorporation, which requires approval of our shareholders in a shareholders’ meeting. We must also obtain the approval of, or submit a report to, the ROC Financial Supervisory Commission (“FSC”) and the Hsinchu Science Park Administration Bureau, as applicable. Generally, when a company issues capital stock for cash, 10% to 15% of the issue must be offered to its employees. In addition, if a public company intends to offer new shares for cash, at least 10% of the issue must also be offered to the public. This percentage can be increased by a resolution passed at a shareholders’ meeting, which will reduce the number of new shares in which existing shareholders may have preemptive rights. Unless the percentage of the shares offered to the public is increased by a resolution, existing shareholders of the company have a preemptive right to acquire the remaining 75% to 80% of the issue in proportion to their existing shareholdings. Nevertheless, the preemptive rights provisions will not apply to offerings of new shares through private placements approved at a shareholders’ meeting.

Register of Shareholders and Record Date

With respect to shareholders who have opened Taiwan Depository & Clearing Corporation (“TDCC”) book-entry accounts, our register of such shareholders is maintained by the database of TDCC. With respect to shareholders who have not opened TDCC book-entry accounts, our register of such shareholders is maintained by our share registrar, Taishin International Bank, Stock Affairs Department. The ROC Company Law permits us, by giving advance public notice, to set a record date and close the register of shareholders for a specified period in order to determine the shareholders or pledgees that are entitled to certain rights pertaining to our common shares. Under the ROC Company Law, our register of shareholders should be closed for a period of sixty days before each general meeting of shareholders, thirty days before each extraordinary meeting of shareholders and five days before each record date.

Transfer of Common Shares

Under the ROC Company Law, shares are transferred by endorsement and delivery of the related share certificates. However, settlement of trading of shares of a listed company, such as our company, generally is carried out on the book-entry system maintained by TDCC. In addition, transferees must have their names and addresses registered on our register in order to assert shareholders’ rights against us. Notwithstanding the foregoing, shareholders are required to file their specimen seals with our share registrar.

Shareholders’ Meetings

We are required to hold an annual general shareholders’ meeting once every calendar year, generally within six months after the end of each fiscal year. Any shareholder who holds 1% or more of our issued and outstanding common shares may submit one written proposal for discussion at our annual general shareholders meeting. Our directors may convene an extraordinary shareholders’ meeting whenever they think fit, and they must do so if requested in writing by shareholders holding not less than 3% of our paid-in share capital who have held their shares for more than a year. In addition, any member of our audit committee may convene a shareholders’ meeting under certain circumstances. For a public company in Taiwan, such as our company, at least 15 days’ advance written notice must be given of every extraordinary shareholders’ meeting and at least 30 days’ advance written notice must be given of every annual general shareholders’ meeting. Unless otherwise required by law or by our articles of incorporation, voting for an ordinary resolution requires an affirmative vote of a simple majority of those present and voting. A distribution of cash dividends would be an example of an act requiring an ordinary resolution. A special resolution may be adopted in a meeting of shareholders convened with a quorum of holders of at least two-thirds of our total outstanding common shares at which the holders of at least a majority of our common shares represented at the meeting vote in favor thereof. A special resolution is necessary for various matters under ROC law, including:

•	any amendment to our articles of incorporation;

•	our dissolution or amalgamation;

•	a merger or spin-off;

•	transfers of the whole or a substantial part of our business or properties;

•	the acquisition of the entire business or properties of another company which would have a significant impact on our operations;

•	execution, modification or termination of any contracts regarding leasing of all business or joint operations or mandate of our business to other persons;

•	the distribution of any stock dividend; or

•	the removal of directors.

However, in the case of a public company such as our company, a special resolution may be adopted by holders of at least two-thirds of the common shares represented at a meeting of shareholders at which holders of at least a majority of the total outstanding common shares are present.

Voting Rights

According to the ROC Company Law, a holder of our common shares has one vote for each share held at shareholders’ meetings. However, (i) treasury shares or (ii) our common shares held by an entity in which our company owns more than 50% of the voting shares or paid-in capital (a “Controlled Entity”) or by a third entity in which our company and a Controlled Entity jointly own, directly or indirectly, more than 50% of the voting shares or paid-in capital cannot be voted. There is cumulative voting for the election of directors. In all other matters, shareholders must cast all their votes the same way on any resolution provided that shareholders holding common shares on behalf of others are permitted to split votes when exercising voting rights. Voting rights attached to our common shares may be exercised by personal attendance or proxy, or at our discretion, by written or electronic ballot.

If any shareholder is represented at an general or extraordinary shareholders’ meeting by proxy, a valid proxy form must be delivered to us five days before the commencement of the ordinary or extraordinary shareholders’ meeting. Voting rights attached to our common shares that are exercised by our shareholders’ proxy are subject to ROC proxy regulations. Any shareholder who has a personal interest in a matter to be discussed at our shareholders’ meeting, the outcome of which may impair our interests, is not permitted to vote or exercise voting rights nor vote or exercise voting rights on behalf of another shareholder on such matter.

Except for trust enterprises or share transfer agents approved by the FSC, where one person is appointed as proxy by two or more shareholders who together hold more than 3% of our common shares, the votes of those shareholders in excess of 3% of our total issued common shares will not be counted.

Dividends and Distributions

We may distribute dividends in any year in which we have accumulated earnings. Before distributing a dividend to shareholders following the end of a fiscal year, we must recover any past losses, pay all outstanding taxes, and set aside in a legal reserve 10% of our remaining net earnings for that fiscal year until our legal reserve equals our paid-in capital.

At the shareholders’ annual general meeting, our board of directors submits to the shareholders for approval proposals for the distribution of a dividend or the making of any other distribution to shareholders from our accumulated earnings or reserves for the preceding fiscal year. Dividends may be distributed either in cash, in the form of common shares or a combination of cash and common shares. Our articles of incorporation provide that the cash portion of any dividend shall not be less than 10% of the annual dividend. Dividends are paid proportionately to shareholders as listed on the register of shareholders on the relevant record date.

Our articles of incorporation provide that where we have a profit at the end of each fiscal year, we shall first allocate the profit to recover losses for preceding years. 10% of any remaining net earnings shall be allocated as our legal reserve and a certain amount shall be allocated as special reserve or the special reserve shall be reversed in accordance with applicable laws and regulations or as requested by the competent authority. The balance is distributed in the following manner:

•	no less than 5% of the earnings to be distributed is distributable as a bonus for employees;

•	no more than 1% of the earnings to be distributed is distributable as remuneration to directors; and

•	all or a portion of the balance is distributable as dividend and bonus to our shareholders.

In addition to permitting dividends to be paid out of accumulated earnings after deducting losses, we are permitted under the ROC Company Law to make distributions to our shareholders in the form of common shares or in cash from the legal reserve and certain capital reserves. However, where legal reserve is distributed by issuing new common shares or by cash, only the portion of legal reserve which exceeds 25% of our paid-in capital may be distributed.

For information on the dividends paid by us in recent years, see “Item 8. Financial Information—8.A.8. Dividends and Dividend Policy “ and information as to ROC taxes on dividends and distributions, see “Item 10. Additional Information—10.E. Taxation—ROC Tax Considerations—Dividends” in our 2012 20-F.

Acquisition of Common Shares by Our Company

With limited exceptions under the ROC Company Law, we are not permitted to acquire our common shares.

In addition, pursuant to the Securities and Exchange Law, we may, by a board resolution adopted by majority consent at a meeting with two-thirds of our directors present, purchase our common shares on the Taiwan Stock Exchange or by a tender offer, in accordance with the procedures prescribed by the FSC, for the following purposes:

•	to transfer common shares to our employees;

•

to facilitate conversion arising from bonds with warrants, preferred shares with warrants, convertible bonds, convertible preferred shares or certificates of warrants (collectively, the “Convertible Securities”) issued by our company into common shares; and

•	if necessary, to maintain our credit and our shareholders’ equity; provided that the common shares so purchased shall be cancelled thereafter.

Our common shares purchased pursuant to the first and the second items above shall be transferred to our employees or holders of Convertible Securities, as the case maybe, within three years after the date of such purchase. Our common shares purchased pursuant to item 3 above shall be cancelled within six months after the date of such purchase.

We are not allowed to purchase more than 10% of our total issued and outstanding common shares. In addition, we may not spend more than the aggregate amount of our retained earnings, the premium from issuing stock and the realized portion of the capital reserve to purchase our common shares.

We may not pledge or hypothecate any purchased common shares. In addition, we may not exercise any shareholders’ rights attaching to such common shares. In the event that we purchase our common shares on the Taiwan Stock Exchange or through a tender offer, our affiliates, directors, officers and their respective spouses and minor children and/or nominees are prohibited from selling any of our common shares during the period in which we purchase our common shares.

According to the ROC Company Law, an entity of which our company directly or indirectly owns more than 50% of the voting shares or paid-in capital, which is referred to as a controlled entity, may not purchase our common shares. Also, if our company and a controlled entity jointly own, directly or indirectly, more than 50% of the voting shares or paid-in capital of another entity, which is referred to as a third entity, the third entity may not purchase common shares in either our company or a controlled entity.

Liquidation Rights

In the event of our liquidation, the assets remaining after payment of all debts, liquidation expenses, taxes and distributions to holders of preferred shares, if any, will be distributed pro rata to our shareholders in accordance with the ROC Company Law.

Rights to Bring Shareholder Suits

Under the ROC Company Law, a shareholder may bring suit against us in the following events:

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Within 30 days from the date on which a shareholders’ resolution is adopted, a shareholder may file a lawsuit to annul a shareholders’ resolution if the procedure for convening a shareholders’ meeting or the method of resolution violates any law or regulation or our articles of incorporation.

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If the substance of a resolution adopted at a shareholders’ meeting contradicts any applicable law or regulation or our articles of incorporation, a shareholder may bring a suit to determine the validity of such resolution.

Shareholders may bring suit against our directors under the following circumstances:

•	Shareholders who have continuously held 3% or more of the total number of issued and outstanding common shares for a period of one year or longer may request in writing that an audit committee member institute an action against a director on our behalf. In case the audit committee member fails to institute an action within 30 days after receiving such request, the shareholders may institute an action on our behalf. In the event that shareholders institute an action, a court may, upon motion of the defendant, order such shareholders to furnish appropriate security.

•

In the event that any director, officer or shareholder who holds more than 10% of our issued and outstanding common shares and their respective spouse and minor children and/or nominees sells common shares within six months after the acquisition of such common shares, or repurchases the common shares within six months after the sale, we may make a claim for recovery of any profits realized from the sale and purchase. If our board of directors or our audit committee fails to make a claim for recovery, any shareholder may request that our board of directors or our audit committee exercise the right of claim within 30 days. In the event our directors or audit committee fail to exercise such right during such 30-day period, such requesting shareholder will have the right to make a claim for such recovery on our behalf. Our directors and audit committee will be jointly and severally liable for damages suffered by us as a result of their failure to exercise the right of claim.

Financial Statements

Within three months after the end of each fiscal year, we must post our annual audited financial statements on the website of the Taiwan Stock Exchange, for inspection by our shareholders.

Transfer Restrictions

Our directors, officers and shareholders holding more than 10% of our issued and outstanding common shares and their respective spouse and minor children and/or nominees, which we refer to as insiders, are required to report any changes in their shareholding to us on a monthly basis. No insider is permitted to sell shares on the Taiwan Stock Exchange for six months from the date on which the relevant person becomes an insider. In addition, the number of shares that insiders can sell or transfer on the Taiwan Stock Exchange on a daily basis is limited by ROC law. Furthermore, insiders may sell or transfer our common shares on the Taiwan Stock Exchange only after reporting to the FSC at least three days before the transfer, provided that such reporting is not required if the number of common shares transferred per day does not exceed 10,000.

Other Rights of Shareholders

Under the ROC Company Law, dissenting shareholders are entitled to appraisal rights in the event of a spin-off, a merger or various other major corporate actions. Dissenting shareholders may request us to redeem their common shares at a fair price to be determined by mutual agreement. If no agreement can be reached, the valuation will be determined by court order. Dissenting shareholders may exercise their appraisal rights by notifying us before the related shareholders’ meeting or by raising and registering their dissent at the shareholders’ meeting.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Taishin International Bank, Stock Affairs Department, Bl, No. 96, Jianguo N. Rd, Sec. 1, Taipei, Taiwan, Republic of China (telephone number: 886-2-2504-8125).

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following summary describes certain material terms of our ADSs and certain material rights of an owner of ADSs. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the deposit agreement (as defined below), which is incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

Citibank, N.A. is the depositary, transfer agent and registrar for our ADSs. Its depositary offices are located at 388 Greenwich Street, 14th Floor, New York, New York 10013 (telephone number: 1-877-248-4237). ADSs represent ownership interests in our common shares that are on deposit with the depositary. ADSs are issued in uncertificated form or are represented by certificates that are commonly known as “American depositary receipts” or “ADRs.” The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Taiwan Limited, located at B1, No. 16, Nan King E. Road, Section 4, Taipei, Taiwan, Republic of China.

We have appointed Citibank, N.A. as depositary pursuant to a deposit agreement dated May 29, 2002, as amended on February 15, 2006, among us, Citibank, N.A. and the holders and beneficial owners of our ADSs (collectively, the “deposit agreement”).

Statements printed in italics in this description are provided for your information and either reflect the current state of ROC law or are not contained in the deposit agreement.

Each ADS represents the right to receive 10 common shares on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of any ADR that evidences your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as an owner of ADSs and those of the depositary. As an ADS holder, you appoint the depositary (or its nominee) to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of the ROC, which may be different from the laws in the United States. In addition, we note that ROC laws and regulations may restrict the deposit and withdrawal of our common shares in or from our ADS facility. Under ROC laws and regulations, as currently in effect, common shares may be accepted for deposit and ADSs may be issued under the terms of the deposit agreement only in the following circumstances:

(1)	upon obtaining regulatory approval from the FSC;

(2)	upon the issuance of a dividend or a free distribution of common shares to existing shareholders;

(3)	upon the exercise by existing shareholders of their preemptive rights in connection with capital increases for cash; and

(4)	as permitted under the deposit agreement and the custodian agreement, the purchase directly by a person or through the depositary of common shares on the Taiwan Stock Exchange for the deposit, or the deposit of the common shares held by the depositing shareholders, in our ADS facility, provided that the total number of ADSs outstanding after an issuance described in this clause (4) does not exceed the number of ADSs issued and previously approved by the FSC for deposit plus any ADSs created under clauses (2) and (3) described above.

Under current ROC law, issuances of ADSs under clause (4) above will be permitted only to the extent that previously issued ADSs have been cancelled.

As an owner of ADSs, you may hold your ADSs either directly registered in your name in certificated or uncertificated form or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have chosen to own the ADSs directly registered in your name in certificated or uncertificated form and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADSs and will own ADSs at the relevant time. This summary description also assumes that the owner of ADSs is neither a citizen of the PRC nor an entity organized in the PRC, as ownership of ADSs by such persons is subject to special ROC laws, rules and regulations as described under “—Withdrawal of Common Shares Upon Cancellation of ADSs” below.

Under the terms of the deposit agreement, the depositary may issue ADSs representing (1) certificates of payment that represent the right to receive our newly issued common shares, and/or (2) common shares deposited, if any, by us or our shareholders.

On the closing date of an offering of ADSs, we will initially deliver to the custodian for the depositary a certificate of payment evidencing the irrevocable right to receive the common shares offered by us in connection with such offering. Within two ROC business days after the closing date, we will apply to the Taiwan Stock Exchange for listing of the common shares underlying the ADSs to be sold by us in such offering. Subject to the approval from the Taiwan Stock Exchange, the common shares will be listed and traded on the Taiwan Stock Exchange on the fifth ROC business day after the closing date and the certificate of payment will be replaced on the fifth ROC business day after the closing date by common shares delivered to the account of the depositary’s nominee with the custodian for the ADS facility through the book-entry system maintained by the TDCC.

Under the ROC Securities and Exchange Law and applicable regulations, we are required to issue and deliver the common shares in scripless form represented by the ADSs offered by us in such offering to the account of the depositary’s nominee with the custodian for the ADS facility through the book-entry system maintained by the TDCC within 30 days after receiving approval from the relevant government authority of the amendment to our corporate registration. We are required under the ROC Company Law to file an amendment to our corporate registration in connection with the issuance of common shares represented by the ADSs offered by us in such offering within 15 days after the closing date for such offering. Subject to the approval from the Taiwan Stock Exchange, we will deliver the common shares represented by ADSs offered by us in such offering through the TDCC book-entry system on the fifth ROC business day after the closing date for such offering. From and after such date, the ADSs offered by us in such offering will represent the common shares in book-entry form (scripless) and we will not issue physical share certificates.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. You will receive these distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. These practical considerations and legal limitations include situations such as where the value of common shares or rights to be distributed is too low to justify the expense of making the distribution, as well as the inability to distribute rights or other securities to holders of ADSs in a jurisdiction where such distribution would require registration of the securities to be distributed.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary and deposit the funds with the custodian. Upon receipt of such notice and of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to any restrictions imposed by ROC laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to you will be net of the fees, expenses, taxes and governmental charges payable by you under the terms of the deposit agreement. Upon receipt of approval from the Central Bank of the Republic of China (Taiwan), if any, the depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Whenever we make a free distribution of our common shares for the securities on deposit with the custodian, we will notify the depositary and deposit the applicable number of common shares with the custodian. Upon receipt of notice of such deposit, the depositary will either distribute to you new ADSs representing the common shares deposited or modify the ADS-to-common shares ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-common shares ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by you under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new common shares so distributed.

The depositary will not make any such distribution of new ADSs if it would violate a law, including the U.S. securities laws, or if the distribution is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash. In addition, if the number of common shares is not a whole number, the depositary will use its best efforts to sell the fractional common shares and distribute the proceeds to you as a cash distribution.

Distributions of Rights

Whenever we intend to distribute rights to purchase additional common shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to you. If registration under the Securities Act or other applicable law is required, the depositary will not offer you the rights unless a registration statement covering the distribution of the rights and the underlying securities to all our ADS holders is effective. We are under no obligation to file a registration statement for any of these rights or underlying securities or to endeavor to cause a registration statement to be declared effective.

The depositary will establish procedures to distribute rights to purchase additional ADSs to you and to enable you to exercise those rights if it is lawful and reasonably practicable to make the rights available to you and if we provide all of the documentation contemplated in the deposit agreement, such as opinions to address the lawfulness of the transaction. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new common shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. If the Central Bank of the Republic of China (Taiwan) approves, the proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse, in which case you will receive no value for the rights.

Elective Distributions

To the extent permitted by applicable ROC law, whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional common shares, we will give prior notice of such distribution to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the ROC would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, common shares or rights to purchase additional common shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to you in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by you under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Common Shares

Our common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of our common shares, or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged for our common shares held on deposit. The depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Common Shares

The depositary may create ADSs on your behalf if you or your broker deposit our common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of our common shares to the custodian.

For additional deposits, the depositary must receive written certification as provided in the deposit agreement. No common shares may be deposited in the ADS facility, however, without the approval of the FSC and no ADSs representing those shares may be issued against the deposit of the common shares unless the common shares are:

(1)	dividends on our common shares;

(2)	free distributions of our common shares;

(3)	issued upon your exercise of preemptive rights in the event of capital increases for cash; or

(4)	purchased by you directly, or through the depositary, on the Taiwan Stock Exchange for deposit, or delivered by you for deposit into our ADS facility in accordance with the terms of the deposit agreement. The depositary may issue ADSs against the deposit of those common shares only if the total number of ADSs outstanding following an issuance described in this clause (4) will not exceed the number of ADSs issued and previously approved by the FSC, plus any ADSs created under clauses (1), (2) and (3) above. Under current ROC law, issuance of ADSs under this clause (4) will be permitted only to the extent that previously issued ADSs have been cancelled.

The depositary will refuse to accept our common shares for deposit whenever we have notified the depositary that we have restricted the transfer of those common shares to comply with ownership restrictions, if any, under the laws of the ROC.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that our common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of our common shares, you will be responsible for transferring good and valid title to the depositary. Therefore, you will be deemed to represent and warrant that:

•	our common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to such common shares have been validly waived or exercised;

•	you are duly authorized to deposit our common shares;

•

our common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” as defined in the deposit agreement; and

•	our common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split-Up of ADRs

As an ADS holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADS holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Common Shares Upon Cancellation of ADSs

As a holder, subject to the following, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying common shares through the book-entry system maintained by TDCC. In order to withdraw our common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes, if any, payable upon the transfer of our common shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement. Following an offering of ADSs, the ADS facility will be temporarily closed to withdrawals beginning on the closing date until the common shares in the book-entry form (scripless) have replaced the certificate of payment, except to the extent that existing ADS holders who can provide written certification that their ADSs were not issued in connection with the offering may continue to withdraw the underlying common shares, subject to the right of the depositary under the terms of the deposit agreement to temporarily suspend the cancellation of ADSs and withdrawal of corresponding shares. Subject to the approval from the Taiwan Stock Exchange, after the listing date of the common shares represented by the ADSs (which is expected to be on the fifth ROC business day after the closing date), and subject to the withdrawal of deposited property being permitted under ROC laws and the provisions under the deposit agreement, you may freely withdraw the underlying common shares. Delivery of common shares upon withdrawal will only be made through the book-entry system maintained by the TDCC. No physical share certificates will be delivered by the custodian to the holders upon withdrawal. Your ability to withdraw the common shares may be limited by U.S. and ROC law considerations applicable at the time of withdrawal.

Under current ROC law, if you are a non-ROC person other than a PRC person and elect to withdraw and hold underlying common shares from a depositary receipt facility, you will be required to obtain the foreign investor investment identification (the “Foreign Investor Investment I.D.”) issued pursuant to the ROC Regulations Governing Securities Investment by Overseas Chinese and Foreign Nationals (the “Investment Regulations”). You will also be required to appoint an eligible agent in the ROC to open a securities trading account, a TDCC account and a bank account, to pay ROC taxes, remit funds, exercise shareholders’ rights and perform such other functions as you may designate upon such withdrawal. We refer to the securities trading account, the TDCC account and the bank account collectively, as the Accounts. In addition, you will be required to appoint a custodian bank to hold the securities in safekeeping, make confirmation and settle trades and report all relevant information. Without obtaining the Foreign Investor Investment I.D. issued pursuant to the Investment Regulations and opening such Accounts, the non-ROC withdrawing owner would be unable to hold or subsequently sell the underlying common shares withdrawn from the depositary receipt facility on the Taiwan Stock Exchange or otherwise.

Non-ROC holders of ADSs (other than a PRC person) withdrawing common shares represented by ADSs are also required under current ROC law and regulations to appoint an agent in the ROC for filing tax returns and making tax payments. This agent must meet certain qualifications set by the ROC Ministry of Finance and, upon appointment, becomes a guarantor of such withdrawing owner’s ROC tax obligations (“Tax Guarantor”). Subject to certain limited exceptions, evidence of the appointment of this agent and the approval of the appointment by the ROC tax authorities may be required as conditions to the withdrawing owner’s repatriation of profits. We cannot assure you that a withdrawing owner will be able to appoint and obtain approval for an agent in a timely manner.

In addition, if any non-ROC person (other than a PRC person) receives 10% or more of our total issued and outstanding common shares upon a single withdrawal, such non-ROC person must obtain prior approval from the Investment Commission of the Ministry of Economic Affairs (“MOEAIC”). There can be no assurance that such withdrawing holder would be able to obtain such approval in a timely manner.

Pursuant to the Regulations Governing Securities Investment and Futures Trading in Taiwan by Mainland Area Investors (the “Mainland Investors Regulations”), only qualified domestic institutional investors (“QDIIs”) approved by the China Securities Regulatory Commission and registered with the Taiwan Stock Exchange or Taiwan Futures Exchange are permitted to withdraw and hold our common shares from a depositary receipt facility. In order to hold our common shares, such QDIIs are required to appoint an agent, custodian and Tax Guarantor as required by the Mainland Investors Regulations. If the aggregate amount of our common shares held by any QDII or shares received by any QDII upon a single withdrawal reaches 10% or more of our total issued and outstanding common shares, such QDII must obtain the prior approval from the MOEAIC. We cannot assure you that such approval would be granted.

In addition, PRC investors’ investment in our common shares are subject to various restrictions, specifically, there are restrictions on the amount remitted to the ROC for investments by QDIIs, either individually or jointly. Shares withdrawn by QDIIs from depositary receipt facility are considered as remittance to the ROC. Accordingly, the qualification criteria for a PRC person to make investment and the investment threshold imposed by Taiwan government might cause a ADS holder who is a PRC person to be unable to withdraw and hold our common shares. These laws may change from time to time. We cannot assure you that current ROC law will remain in effect or that future changes in ROC law will not adversely affect your ability to withdraw our common shares from our ADS facility.

Delivery of common shares withdrawn from our ADS facility will only be made through the book-entry system maintained by TDCC. No physical share certificates will be issued and delivered to the holders upon withdrawal. Thus, a book-entry account number of TDCC maintained by the withdrawing holder or the recipient of withdrawn common shares must be specified in the request form for withdrawal. The depositary will deem any withdrawal request that does not include an account number of TDCC incomplete and will not accept such request for withdrawal. A non-ROC person or a PRC person will be able to open a TDCC book-entry account if such non-ROC person or PRC person has obtained the Foreign Investor Investment I.D. or PRC Investor I.D. issued pursuant to the Investment Regulations or the Mainland Investors Regulations.

We have reporting obligations under ROC law in respect of our ADS facility. In order to enable us to gather the information necessary for these reporting obligations, you will be asked to complete and sign a certification upon withdrawal of common shares from our ADS facility. In this certification you will be asked to disclose, among other information, the Foreign Investor Investment I.D. issued pursuant to the Investment Regulations (if such person is a non-ROC person) or PRC Investor I.D. issued pursuant to the Mainland Investors Regulations (if such person is a PRC person), the name, nationality and identity number (if such person is a ROC citizen) of any person who will become shareholder upon withdrawal, the number of common shares to be received upon such withdrawal and the aggregate number of common shares such person has received upon all withdrawals since the establishment of our ADS facility and whether certain affiliations exist between the recipient of withdrawn common shares and us. The depositary will refuse to release common shares to you until you deliver a completed and signed certification to depositary.

If you or someone on your behalf plans to withdraw common shares from our ADS facility, you would be the recipient of such common shares and (1) you are a related party to us, as determined in accordance with the Regulations Governing the Preparation of Financial Reports by Securities Issuer, or (2) you hold more than 10% of the common shares previously deposited in our ADS facility, your withdrawal will be subject to ROC governmental disclosure and reporting requirements.

Upon cancellation of ADSs and upon payment of all fees and expenses of the depositary and any taxes or other governmental charges, you may request the depositary to sell or cause to be sold the common shares underlying your ADSs on your behalf. The depositary may require you to enter into a separate agreement to arrange the sale. These sales will be conducted through a securities company in Taiwan on the Taiwan Stock Exchange. You assume the risk and expense of any such sale.

If you hold an ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of our common shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. If the common shares are withdrawn from our ADS facility, the holder of the ADSs will be required to provide information to enable our compliance with our obligations under ROC laws and regulations including a certification of the following:

•	your name;

•

the name and nationality (and the identity number, if such person is a ROC citizen) of any person who will become the shareholder upon withdrawal and the Foreign Investor Investment I.D. issued under the Investment Regulations (if such person is a non-ROC person) or PRC Investor Investment I.D. pursuant the Mainland Investors Regulations (if such person is a PRC person);

•	the book-entry account number at TDCC and account name of the person who will receive the common shares upon such withdrawal;

•	the number of common shares such person will receive upon such withdrawal;

•	the aggregate number of common shares such person has received upon all withdrawals since the establishment of our ADS facility;

•	any other information that we or the depositary may deem necessary or desirable to comply with any ROC disclosure or reporting requirements; and

•	if the presenter is a broker-dealer, the owner of the account for which he is acting has confirmed the accuracy of the above representations.

Please keep in mind that the depositary will only accept for cancellation ADSs that represent a whole number of securities on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of common shares, the depositary will either return the number of ADSs representing any remaining fractional common shares or sell the common shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you as in the case of a distribution in cash. Common shares sold in lots other than integral multiples of 1,000 may realize a lower price on the Taiwan Stock Exchange.

You will have the right to withdraw our common shares represented by your ADSs at any time except for:

•

temporary delays that may arise because (1) the transfer books for our common shares or ADSs are closed, or (2) our common shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

Voting Rights

You may direct the exercise of voting rights regarding the common shares represented by the ADSs only pursuant to the deposit agreement. You will not be able to exercise voting rights attaching to our common shares on an individual basis. According to the ROC Company Law, a shareholder’s voting rights must, as to all matters brought to a vote of shareholders, other than the election of directors and/or supervisors, be exercised as to all common shares held by the shareholder in the same manner, provided that shareholders holding common shares on behalf of others are permitted to split votes when exercising voting rights. Under the deposit agreement, the voting rights of the common shares represented by ADSs must be exercised collectively in the same manner, including the election of directors. We have adopted a candidate nomination system for the election of directors.

By accepting and continuing to hold ADSs or any interest in the ADSs, you will authorize and direct the depositary’s nominee to appoint the chairman of our board of directors, or his designee, as representative of the depositary’s nominee to exercise the voting rights attaching to the common shares represented by the ADSs.

Once notified of a shareholders’ meeting, the depositary will, subject to the terms of the deposit agreement, fix a record date for determining the owners entitled to receive information about this meeting. The depositary will mail to you:

•	the notice of the meeting sent by us; and

•	a statement that you will be entitled to instruct the depositary or its nominee as to the exercise of the voting rights.

If the depositary timely receives voting instructions from holders of at least 51% of the outstanding ADSs to vote in the same manner on a resolution, including election of directors, the depositary will cause all of the common shares underlying your ADSs to be voted in the manner instructed. If, for any reason other than our failure to provide timely notice to the depositary of a shareholders’ meeting, the depositary does not receive timely instructions from holders of at least 51% of all ADSs outstanding to vote in the same manner on a resolution, including a resolution for the election of directors, the holders of all ADSs outstanding shall be deemed, subject to our satisfying the applicable requirements of the deposit agreement, to have instructed the depositary’s nominee to authorize the chairman of our board of directors, or his designee, to vote the common shares on deposit in respect of their ADSs in his discretion, which may not be in the interest of the holders of ADSs.

You will not be able to exercise cumulative voting rights on an individual basis in the elections of directors under the deposit agreement. Instead, the depositary will exercise the cumulative voting rights on behalf of all ADS holders. This means that if at least 51% of the votes represented by outstanding ADSs are cast for a particular director for a particular open position in an election, the depositary shall, subject to the terms of the deposit agreement, cause all of the common shares underlying the outstanding ADSs to be voted in favor of the director. If less than 51% of all votes represented by outstanding ADSs are cast for a particular director for a particular position, the depositary shall, subject to the terms of the deposit agreement, authorize the chairman of our board of directors, or his designee, to vote all the common shares on deposit in his or her discretion.

Beneficial owners of ADSs may instruct the depositary to make a proposal for consideration at the annual general shareholders’ meeting subject to the terms and conditions of the deposit agreement. Beneficial owners of ADSs may also instruct the depositary to nominate candidates to be considered for election as director at our shareholders’ meeting subject to the terms and conditions of the deposit agreement.

By accepting and continuing to hold ADSs or any interest therein, you will be deemed to have agreed to the voting provisions set forth in the deposit agreement, as such provisions may be amended from time to time to comply with applicable ROC law.

There can be no assurance that you will receive notice of shareholders’ meetings sufficiently prior to the date established by the depositary for receipt of instructions to enable you to give timely voting instructions.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
(1) Issuance of ADSs	Up to US$0.05 per ADS issued
(2) Cancellation of ADSs	Up to US$0.05 per ADSs cancelled
(3) Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADSs held
(4) Distributions of ADSs pursuant to stock dividends, free stock distributions or other exercises of rights	Up to US$0.05 per ADSs held
(5) Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADSs held
(6) Depository services	Up to US$0.05 per ADSs held on the applicable record date(s) established by the Depositary.

An ADS holder will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	fees for the transfer and registration of ADSs charged by the registrar and transfer agent for the ADSs;

•	the expenses and charges incurred by the depositary in the conversion of foreign currency into U.S. dollars;

•	such cable, telex and facsimile transmission and delivery expenses;

•	taxes and duties upon the transfer ADSs; and

•	the fees and expenses incurred by the depositary in connection with the delivery of ADSs.

Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these transaction fees to their clients.

Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date. The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividends, rights offerings), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or un-certificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts via the central clearing and settlement system, The DTC, the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake in the deposit agreement to give holders 30 days’ prior notice of any modifications that would impose or increase any fees or materially prejudice any of your substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs, except as required by law.

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to you at least 30 days before termination.

Upon termination, the following will occur under the deposit agreement:

•

For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the common shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those common shares on the same terms as prior to the termination. During such six-month period, the depositary will continue to collect all distributions received on the common shares on deposit, including dividends, but will not distribute any such property to you until you request the cancellation of your ADSs.

•

After the expiration of such six-month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary and Notices

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other ADS holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in The City of New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

The depositary will make available at its offices, and distribute to ADS holders at our request, a copy of any notice, report or other communication to holders of our common shares that it receives from us.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you, including the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it has acted in good faith and in accordance with the terms of the deposit agreement.

•

The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in our common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of incorporation, any provision of any securities on deposit or by reason of any act of God, terrorism or war or other circumstances beyond our control.

•

We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement, in our articles of incorporation or in any provisions of securities on deposit.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting our shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for your inability to benefit from any distribution, offering, right or other benefit which is made available to other holders of common shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

Subject to the terms and conditions of the deposit agreement, the depositary may, in certain circumstances, to the extent permitted by applicable laws and regulations, issue to brokers/dealers ADSs before receiving a deposit of our common shares or release our common shares to brokers/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions” and are entered into between the depositary bank and the applicable brokers/dealers. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of our common shares on deposit in the aggregate) and imposes a number of conditions on these transactions, which include conditions related to the need to receive collateral, the type of collateral required, and the representations required from brokers/dealers. The depositary may retain the compensation received from the pre-release transactions.

ROC law currently prohibits the issuance of ADSs prior to receipt of our common shares.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by you and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs, or to release securities on deposit, until all taxes and charges are paid by you. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based upon any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements. If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to you for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to you for whom the distribution is lawful and practical; and

•	hold the foreign currency, without liability for interest, for the applicable holders.

Under ROC laws and regulations relating to foreign exchange control, the depositary may, without obtaining further approvals from the Central Bank of the Republic of China (Taiwan) or any other governmental authority or agency of the ROC, convert NT dollars into other currencies, including U.S. dollars, in connection with the following:

•	proceeds of the sale of common shares represented by ADSs;

•	proceeds of the sale of common shares received as stock dividends and deposited into the ADS facility; and

•	any cash dividends or cash distributions received.

In addition, the depositary, without governmental approval, may also convert incoming payments into NT dollars for (1) purchases of underlying common shares for deposit into the ADS facility against the creation of additional depositary receipts or (2) subscription payments for rights offerings through us.

The depositary may be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although we expect that the Central Bank of the Republic of China (Taiwan) will grant this approval as a routine matter, we cannot assure you that in the future any approval will be obtained in a timely manner, or at all.

Under current ROC law, subject to obtaining the Foreign Investor Investment I.D. issued pursuant to the Investment Regulations, or the PRC Investor Investment I.D. issued pursuant to Mainland Investors Regulations, a non-ROC holder, may, without obtaining foreign-exchange approval from the Central Bank of the Republic of China (Taiwan), convert NT dollars into other currencies, including U.S. dollars, upon receipt of (1) the proceeds of the sale of any underlying common shares withdrawn from the ADS facility or received as a stock dividend received upon the common shares and (2) any cash dividends or distribution paid upon the common shares.

The non-ROC holder may be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) on a payment-by-payment basis for conversion from NT dollars to foreign currencies of the proceeds from the sale of subscription rights for new common shares. Although we expect that the Central Bank of the Republic of China (Taiwan) will grant this approval as a routine matter, we cannot assure you that in the future any approval will be obtained in a timely manner, or at all.

The Custodian

The depositary has agreed with the custodian that the custodian will receive and hold the deposited securities for the account of the depositary’s nominee in accordance with the deposit agreement. If the custodian resigns or is discharged from its duties under the deposit agreement, the depositary will promptly appoint a successor custodian in the ROC. The resigning or discharged custodian will deliver the deposited securities and related records to the custodian designated by the depositary. The depositary may also appoint an additional custodian for any deposited securities. The depositary will immediately give you and us written notice of these changes. If the depositary resigns or is discharged from its duties under the deposit agreement, the custodian will continue to act as custodian and will be obligated to comply with the direction of the successor depositary.

Governing Law

The deposit agreement is governed by the laws of the State of New York. We and the depositary have agreed that the federal or state courts in The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between us that may arise out of or in connection with the deposit agreement. We also submitted to the jurisdiction of these courts, and we have appointed an agent for service of process in The City of New York.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a company limited by shares and incorporated under the ROC Company Law. All of our directors and executive officers and some of the experts named in this prospectus are residents of the ROC and substantially all of the assets of our company and such persons are located in the ROC. As a result, it may be difficult for investors to enforce judgments obtained outside the ROC against us or such persons in the ROC, including those predicated upon the civil liability provisions of the federal securities laws of the United States. Any final judgment obtained against us in any court other than the courts of the ROC in respect of any legal suit or proceeding arising out of or relating to the ADSs or our shares will be enforced by the courts of the ROC without further review of the merits only if the court of the ROC in which enforcement is sought is satisfied that:

•	the court rendering the judgment had jurisdiction over the subject matter according to the laws of the ROC;

•	the proceedings and judgment were not contrary to the public order or good morals of the ROC;

•

if we did not appear in the proceedings in such court, process was duly and timely served either on us within the jurisdiction of such court or with the assistance of the judicial authorities of the ROC;

•	judgments of the courts of the ROC would be recognized and enforceable in the jurisdiction of the court rendering the judgment on a reciprocal basis; and

•	the judgment was a final judgment for which the period for appeal had expired or from which no appeal could be taken.

We have been advised by our ROC counsel that in their opinion it is not entirely certain that an ROC court would accept jurisdiction in a case brought in an ROC court based solely on a foreign statutory right, such as the rights provided to investors under the Securities Act.

A party seeking to enforce a foreign judgment in the ROC would, except under limited circumstances, be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) for the remittance out of the ROC of any amounts recovered in respect of such judgment denominated in a currency other than NT dollars.

TAXATION

ROC Taxation

The applicable prospectus supplement will describe the material ROC tax consequences of the ownership and disposition of any securities offered thereunder.

U.S. Federal Income Taxation

The applicable prospectus supplement will describe material U.S. federal income tax consequences of the ownership and disposition of the securities offered thereunder to certain U.S. persons.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, or directly to purchasers, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

We may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell our common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge our common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the Taiwan Stock Exchange, or sales made to or through a market maker other than on an exchange.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Pursuant to a requirement by the Financial Industry Regulatory Authority (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

LEGAL MATTERS

Certain legal matters as to United States federal law and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. The validity of our common shares and certain other legal matters as to ROC law will be passed upon for us by Russin & Vecchi, Taipei, Taiwan.

EXPERTS

The consolidated financial statements of AU Optronics as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The relationships between the Registrant and its directors and officers are governed by the ROC Civil Code, the ROC Company Law and the Registrant’s articles of incorporation. There is no written agreement between the Registrant and its directors and officers governing the rights and obligations of such parties. Each person who was or is party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was the Registrant’s director or officer, in the absence of willful misconduct or negligence on the part of such person in connection with such person’s performance of duties as a director or officer, as the case may be, may be indemnified and held harmless by the Registrant to the fullest extent permitted by applicable law.

ITEM 9.	EXHIBITS

See Exhibit Index beginning on page II-7 of this registration statement.

ITEM 10.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hsinchu, Taiwan, on May 2, 2013.

AU OPTRONICS CORP.

By:	/s/ Kuen-Yao (K.Y.) Lee
Name: Kuen-Yao (K.Y.) Lee
Title: Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Shuang-Lang (Paul) Peng and Andy Yang as an attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the Registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the Registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on May 2, 2013.

Signature	Title
/s/ Kuen-Yao (K.Y.) Lee Kuen-Yao (K.Y.) Lee	Chairman of the Board of Directors

/s/ Shuang-Lang (Paul) Peng Shuang-Lang (Paul) Peng	Director and President (principal executive officer)

/s/ Lai-Juh (L.J.) Chen Lai-Juh (L.J.) Chen	Director

/s/ Ko-Yung (Eric) Yu Ko-Yung (Eric) Yu	Director

/s/ Cheng-Yih Lin Cheng-Yih Lin	Director

/s/ Ronald Jen-Chuan Chwang Ronald Jen-Chuan Chwang	Director

/s/ Chang-Hai Tsai Chang-Hai Tsai	Director

/s/ Vivien Huey-Juan Hsieh Vivien Huey-Juan Hsieh	Independent Director

/s/Mei-Yueh Ho Mei-Yueh Ho	Independent Director

/s/ Ding-Yuan Yang Ding-Yuan Yang	Independent Director

/s/ Andy Yang Andy Yang	Chief Financial Officer (principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AU Optronics Corp., has signed this registration statement or amendment thereto in Newark, Delaware on May 2, 2013.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

INDEX TO EXHIBITS

Exhibit Number		Description of Document

1.1	*	Form of Underwriting Agreement.

3.1		Articles of Incorporation (English translation) of the Registrant (incorporated herein by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F filed with the SEC on March 15, 2013)

4.1		Specimen of American Depositary Receipt (included in Exhibit 4.3).

4.2		Deposit Agreement, dated as of May 29, 2002, among the Registrant, Citibank, N.A. as depositary, and holders and beneficial owners of American depositary shares evidenced by American depositary receipts issued thereunder (incorporated herein by reference to Exhibit 2(A) to the Registrant’s annual report on Form 20-F filed with the SEC on June 30, 2003).

4.3		Amendment No. 1 to the Deposit Agreement, dated as of February 15, 2006, among the Registrant, Citibank, N.A. as depositary, and holders and beneficial owners of American depositary shares evidenced by American depositary receipts issued thereunder (incorporated herein by reference to Exhibit 2.2 to the Registrant’s annual report on Form 20-F filed with the SEC on June 29, 2007).

5.1		Opinion of Russin & Vecchi regarding the validity of common shares.

8.1	*	Opinion of Russin & Vecchi regarding certain ROC tax matters.

8.2	*	Opinion of Davis Polk & Wardwell LLP regarding certain U.S. tax matters.

23.1		Consent of KPMG.

23.2		Consent of Russin & Vecchi (included in Exhibits 5.1 and 8.1).

23.3	*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 8.2).

24.1		Powers of Attorney (included on signature page of Part II of this Registration Statement).

*	To be filed either as an amendment or as an exhibit to a report filed or furnished with the SEC pursuant to the Securities Exchange Act of 1934 and incorporated by reference into this Registration Statement.